Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	November 21, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Announces Q3 2019 Portfolio Results

•	Increased total assets to over $3.0 billion and equity to over $1.9 billion.

•	Acquired four new properties in the third quarter, bringing the portfolio to a total of 75 properties.

•	Experienced robust leasing activity with 1.1 million square feet of new and renewed leases in 2019 with an average rental rate increase of 2.3 percent.

•	Invested approximately $14 million in capital improvements of existing portfolio in 2019 geared toward maintaining higher occupancies.

•
Increased portfolio occupancy to 96 percent with occupancies by property segment of 93 percent for Apartments, 98 percent for Industrial, 91 percent for Office and 93 percent for Grocery-Anchored Retail.

•	Provided net of fees total returns for the quarter of 1.0 percent for both Class A and M shares.

•	Quarterly dividends have been declared for 32 consecutive quarters, with an average annual increase of 5 percent over that eight-year period.

Chicago (November 21, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the results of its execution on a number of strategic initiatives in the third quarter 2019, which helped drive investment performance while positioning the company for future growth and enhanced stockholder value.

JLL Income Property Trust ended the quarter with $3.0 billion in total assets made up of a geographically diversified portfolio of 75 core properties spanning the apartment, industrial, office and grocery-anchored retail property sectors. With late-cycle market conditions continuing to build, JLL Income Property Trust has proactively decreased its leverage ratio to 35 percent at the end of the third quarter.

In the third quarter, JLL Income Property Trust added two new apartment communities to its portfolio, while benefitting from strong property type fundamentals as vacancies declined to just 3.7 percent, down 50 basis points from a year ago. The $55 million acquisition of Presley Uptown, a 230-unit community in Charlotte combined with the $72 million acquisition of Summit at San Marcos, a newly-developed 273-unit community in Phoenix have raised the portfolio’s apartment allocation to 34 percent with over 3,600 units valued at just under $1 billion.

The allocation to Industrial properties grew to 6.5 million square feet with the $25.7 million acquisition of Taunton Distribution Center in one of Greater Boston’s premier industrial ‘super parks.’ Third quarter industrial rental growth continued its upward trend, and competition for quality space is expected to grow rents throughout the rest of 2019 and into 2020. The portfolio has benefited from these trends as the 25 percent industrial allocation finished the quarter with 98 percent occupancy.

Finally, Genesee Plaza was added to the portfolio for $90 million as a two-building medical office campus in San Diego. The medical office sector has been identified as a defensive, low beta real estate investment strategy for late-cycle investing by LaSalle Investment Management’s Research & Strategy Group as they continually evaluate individual property sectors in order to uncover better risk adjusted return opportunities.

“JLL Income Property Trust continues to fulfill key portfolio investment goals of reliable income and moderate NAV growth over time while maintaining a high-quality portfolio of institutional-caliber investments,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We believe both property type and geographic market diversification will strengthen our investment performance as we continue to add value to our current portfolio and further diversify our investments through the last quarter of the year and into 2020,” he said.

In November 2019, the JLL Income Property Trust Board of Directors approved a gross dividend of $0.135 - marking thirty-two consecutive quarterly dividends beginning with the first quarter 2012. The dividend has increased six times since inception with an average annual increase of 5 percent.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

###

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with $68.4 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.